UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 17, 2016

BIOSOLAR, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-54819	20-4754291
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

27936 Lost Canyon Road, Suite 202, Santa Clarita, CA 91387

(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code: (661) 251-0001

Copies to:

Gregory Sichenzia, Esq.

Marcelle S. Balcombe, Esq.

Sichenzia Ross Friedman Ference LLP

61 Broadway, 32nd Floor

New York, New York 10006

Phone: (212) 930-9700

Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 23, 2016, BioSolar, Inc. (the “Company”) announced that the Company entered into a research agreement (the “Agreement”), effective August 17, 2016, with North Carolina Agricultural and Technical State University, a constituent member of the University of North Carolina system (the “University”).

Pursuant to the terms of the Agreement, the Company shall sponsor the University’s project which shall include the research, testing and evaluation of a proposal (the “Project”). Total costs to the Company are not to exceed the sum of $123,993. The University was to commence performance of the Project promptly after August 16, 2016 and the Agreement shall continue for the contract period, which is from September 12, 2016 through September 11, 2017. The Agreement may be extended upon mutual agreement by the parties and may be terminated due to the inability of the principal investigator to continue the Project, and a mutually acceptable substitute is not available, or upon thirty (30) days prior written notice by either party to the other.

A copy of the press release is included hereto as Exhibit 99.1.

Item 1.02 Termination of a Material Definitive Agreement.

On August 17, 2016, the Company notified the University of California-Santa Barbara (“UCSB”) of its intent to terminate the research agreement, dated June 17, 2014, by and between the Company and UCSB, as amended January 29, 2016 (the “UCSB Agreement”). The UCSB Agreement provided that the Company would sponsor a UCSB research project. The UCSB Agreement was amended on January 29, 2016 to extend the term of the UCSB Agreement to June 30, 2017. Pursuant to the terms of the UCSB Agreement, the Company provided sixty (60) days written notice for an intended early termination date of October 17, 2016. The Company will not incur any early termination penalties.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
99.1	Press Release dated August 23, 2016.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOSOLAR, INC.

Date: August 23, 2016	/s/ David Lee
David Lee
Chief Executive Officer

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